SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) of THE

SECURITIES AND EXCHANGE ACT of 1934

February 22, 2005

Date of Report

ICON CASH FLOW PARTNERS L.P. SEVEN

(Exact name of registrant as specified in its charter)

Delaware	333-5401	13-3835387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 Fifth Avenue, 10th Floor

New York, New York 10011

(Address of principal executive offices)

(212) 418-4700

(Registrant's telephone number, including area code)

N/A

(former name or former address, if changed since last report)

ITEM 7.01 REGULATION FD DISCLOSURE

A copy of the Fund Seven Newsletter dated as of January 2005 is being furnished as an exhibit hereto. The Newsletter was provided primarily to broker-dealers who sold the original interests in ICON Cash Flow Partners L.P. Seven.

The information in this Report, including the exhibit, is provided under Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information in this Report, including the exhibit, shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933 regardless of any general incorporation language in such filings, except as shall be expressly set forth by specific reference in any such filing.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

The following exhibit is being furnished in accordance with the requirements of Item 7.01 of this Report.

99.1	Fund Seven Newsletter dated as of January 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICON Cash Flow Partners, L.P. Seven

By: ICON Capital Corp., its General Partner

Dated: February 22, 2005
	By:	/s/ Thomas W. Martin
Thomas W. Martin
Executive Vice President

Exhibit 99.1

ICON Cash Flow Partners L.P. Seven

Year End 2004 Liquidation Update (as of January, 2005)

This update covers the year 2004 and is intended to give registered reps and their ICON Fund Seven investors a description of the Fund’s activities for the year and its prospects for the future. As a money manager, we are actively and prudently managing the Fund Seven portfolio to yield the best possible return to investors. Money managers often seek to manage the information made available to investors to make sure the manager is seen in the most favorable light. At ICON, we have made every effort to provide you with clear and complete disclosure, believing that our registered reps and investors prefer to have the data necessary to realistically gauge the value of the Fund’s properties. As a public program, Fund Seven has reported to you regularly through quarterly and annual reports filed with the SEC. These important disclosure documents provide comprehensive required information; however, it is here that we try and summarize the information contained in those documents to give you a better overview of what is going on in Fund Seven.

First, let’s begin with a 2004 recap. There were several lease terminations in 2004 and as we have warned you on many occasions over the last few years, a few of these represented major disappointments in the wake of September 11, 2001. As the following chart shows, neither the FedEx aircraft nor Seacor marine vessel deals ever recovered from the events of September 11, 2001, but at least a refinancing transaction of the FedEx airplane prior to 2001 allowed the Fund to eke out a small gain on termination. Terminated leases and the results therefrom can be described as follows:

Lessee	Equity Invested	Total Realized	Gain (Loss)
FedEx	$6,000,000	$6,500,000	$500,000
Seacor	$2,803,333	$1,000,000	($1,803,000)
AZ3	$523,640	$848,300	$324,660
CSK Auto	$106,858	$138,142	$31,284
Northgate	$74,564	$31,822	(42,742)
Forsyth & Associates	$69,218	$89,054	$19,836
WH Smith Limited	$65,047	$157,483	$92,436
Boca Tecca Cleaners	$51,484	$15, 119	($36,365)
Heartland Christian Center	$29,679	$16,366	($13,313)
Circle Construction	$13,753	$9,194	($4,559)

Second, let’s discuss what the Fund assets are and what they may be worth. Details on an asset by asset basis are provided below.

Last year in our annual report, we said the following: “The Fund has several large assets which were severely affected by the events of September 11, 2001. Generally speaking, values of used commercial aircraft plummeted and remain very poor. This can be simply attributed to the fact that airplanes are as valuable to an airline as their ability to earn revenues. Airlines have been in an extremely poor condition since September 11, 2001 and, while there is tangible evidence of some recovery, the values of airplanes remain well below normal.” Unfortunately, there has been little or no improvement in the aircraft industry, as exhibited by the termination of the Fund’s interest in a DC10-30, which was sold to the lender for a breakeven result; in other words, the purchase price in 1986 was approximately $6 million and a refinancing in 1999 net the fund $6 million back. In 2004 the airplane was worth far less than the remaining debt balance and was returned to the lender with no further proceeds to the Fund. We feared the worst in this regard when we wrote in last year’s report that “The Fund’s FedEx aircraft alone, widely appraised in 1996 as having a value of $29-$35 million in 2004, is an exceptional item of equipment for which no trades have materialized since September 11. Its net value to the Fund after $10 million of debt is repaid may be zero in a worst case scenario”.

These are the remaining material assets at Dec. 31 2004:

$12,325,000 Investment in Equipment on Lease to The Rowan Companies

The Lessee: Rowan Companies, Inc., founded in 1923, is a major international offshore and land drilling contractor.

"The Company was founded on the principle that in any organizational endeavor, men are more important than machinery and tools, and this emphasis on personnel has prevailed throughout the history of the Company" - Arch Rowan 1973 - on the 50th anniversary of the Company (Source: Company website)

The Equipment: 46.68% interest in one Class 116-C Mobile Offshore Jack-Up Drilling Rig known as the “Rowan Halifax”, built in 1982 by Marathon LeTourneau at a cost of $66,500,000

Investment: Between December 1996 and September 2000, ICON Cash Flow Partners L.P. Seven purchased a 50% interest in the equipment and the lease for $12,325,000 (certain of the Fund’s affiliates subsequently acquired 3.32% and Textron holds the other 50% interest). As of December 31, 2004, the Fund will have received $10,001,284 on this investment.

Expected Future Proceeds from Investment: $20,000,000-$40,000,000

Outlook: Given the current utilization for jackup oil rigs, the relatively high day rates that these rigs are commanding, and the high price of oil (which should continue for the foreseeable future), the Fund is optimistic it will be able to find a buyer for the Rowan Halifax.

$11,800,000 Investment in Equipment on Charter to SEACOR

The Lessee: SEACOR Offshore, Inc. (formerly SEACOR Smit, Inc.) operates an offshore lifeline for the oil industry. With more than 300 marine vessels, the marine services company delivers cargo and personnel, anchors drilling rigs, and provides construction and maintenance work to oil and gas companies operating offshore. Its fleet includes about 90 crew boats, 74 supply and towing boats, and 66 vessels; many of the firm's vessels are operated through joint ventures with other companies. Although its marine services activities generate most of the company's revenues, SEACOR also provides standby safety support, logistics services, training and consulting, and environmental services such as oil spill response.

SEACOR operates primarily in the Gulf of Mexico, where more than half its vessels are stationed, but it also provides its services in oil-rich regions such as Latin America, the North Sea, and offshore Asia and West Africa. The company has invested in maritime telecommunications companies which provide data services and satellite messaging to vessels around the world. It has also expanded its air support services by acquiring the remaining 80% of Tex-Air Helicopter, which operates a fleet of 36 helicopters provide support to offshore oil and gas rigs.

The Equipment: One 283 ton offshore supply vessel built in 1982.

Investment: Between December 1997 and July 1998, ICON Cash Flow Partners L.P. Series Seven invested in eight offshore supply vessels with a total initial equity investment of $11.8 million on a total purchase price of $49.9 million.  Each of the eight vessels was subject to a bareboat charter ranging in term from 36 to 48 months.  In 2004, the lender foreclosed on five of the eight vessels. Of the other three, two of them were sold in 2004 for $500,000 each. There is one vessel remaining which the Fund is actively remarketing.

Expected Future Proceeds from Investment: $150,000-600,000

Outlook:. Future proceeds are a function of demand for and availability of marine vessels, which are closely aligned with the level of exploration and development of offshore areas. Exploration and drilling activities are influenced by a number of factors, including the current and anticipated future prices of oil and natural gas, the expenditures by oil and gas companies for exploration and development and the availability of drilling rigs. In addition, demand for drilling services remains dependent on a variety of political and economic factors that are also beyond control, including worldwide demand for oil and natural gas driven by economic activity, the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and pricing, the level of production of non-OPEC countries and the policies of various governments regarding exploration and development of their oil and natural gas reserves. Depressed offshore rig utilization which began in March 2001 has continued through 2004 due to reduced exploration activities, particularly in the U.S. Gulf of Mexico and North Sea. Drilling activity has traditionally been linked to the cash flow of oil and gas companies, which is directly related to oil and natural gas commodity prices. High oil and natural gas prices have historically resulted in greater drilling activity, which increases the demand for the services. However, the strong cash flows reported by oil and gas companies in 2003 and 2004 have yet to produce an increase in drilling activity.

$5,626,784 Investment in Equipment on Lease to Sabena Technics

The Lessee: Sabena Technics has a rich history in the aviation maintenance, repair and overhaul industry. Right at the start of the national airline of Belgium, SABENA, a technical department was created to maintain the growing fleet. In 1952, Sabena Technics began to formally offer its services to the aviation industry at large. The growth strategy Sabena Technics has pursued since then reached a significant milestone in 1999, when it was made a wholly-owned subsidiary. With the bankruptcy of SABENA in late 2001, Sabena Technics became an independent MRO (maintenance, repair, and operating) provider.

The Equipment: The equipment on lease to Sabena originally consisted of two-hundred-thirty-eight serialized aircraft spare parts known as rotables on three separate schedules.  Ninety-one of the parts were for use on Airbus A310 aircraft and one-hundred-forty-seven of the parts were for use on Boeing 737-300 aircraft.

Rotables are aircraft components that are essentially recycled. When an aircraft requires maintenance to replace a worn rotable, the worn item is removed from the aircraft, and the appropriate rotable from inventory is substituted in its place.  The worn item is then overhauled to zero-time or it is repaired to certified serviceable condition by an FAA certified shop.

Investment: In November 1997, the Fund purchased the A310 rotables subject to the lease for $2,996,959.  As of December 31, 2004, ICON will have received $2,513,428.83 on this investment through rents and sale proceeds.

In November 1998, the Fund purchased the B737-300 rotables and the lease for $2,629,825.  As of December 31, 2004, ICON will have received $4,135,426.31on this investment through rents and sale proceeds.

Expected Future Proceeds from Investment: There are 65 Boeing 737 rotables remaining in inventory and 58 Airbus A310 rotables remaining. Together, the sales of these parts should generate between $2,000,000 and $3,000,000 of additional proceeds.

Outlook: Due to the nature of rotables always being repaired and maintained, the value is steady.  The Boeing 737-300 is the most popular aircraft ever built.  The A310 rotables can be used on either A310-200s or A310-300s which are being used by over 60 operators world-wide. Currently, the Fund is selling off some of the rotables each month, generating approximately $80,000 of proceeds monthly.

$2,805,919 Investment in Equipment on Lease to EKA Chemicals, Inc.

The Lessee: If it's chemicals for the North American pulp and paper industry you seek, then head right on over to EKA Chemicals, Inc. The American arm of EKA Chemicals (a subsidiary of Akzo Nobel), the company has 10 locations throughout the US, including eight manufacturing plants. In addition to bleaching and water treatment chemicals, EKA Chemicals USA markets specialty products. EKA announced in September 2003 that it is restructuring its North American business, closing down one plant by March 2004 and upping production at two others. (Source: Hoover’s Online)

The Equipment:  One Sodium Chlorate Production Facility located in Columbus, Mississippi.

Sodium chlorate is primarily used in the paper industry to bleach wood pulp in the production of paper.  All paper manufactured worldwide uses this process to remove the wood coloring to create pure colored paper.  Sodium chlorate has been one of the main products of the company since KemaNobel (predecessor to EKA) started their first sodium chlorate plant in Mansby, Sweden in 1892.  The EKA Chemicals plant in Columbus, Mississippi was originally part of Occidental Petroleum Corp.’s chlorate business which was acquired by EKA Chemicals in 1983.  The plant is strategically located, with excellent access to the substantial pulp markets in the southern and southeastern states.  The plant, which uses tremendous amounts of electricity for its operations, achieves efficiencies in cost as Columbus, Mississippi has one of the lowest kilowatt/hour rates in the country.  In 1985, EKA began a plant expansion at their Columbus, Mississippi facility with the C-85 Project effectively increasing capacity by 33,000 short tons/year.  Today, this plant has production capacity of 208,000 short tons/year making it the largest sodium chlorate production facility in the world.

The equipment subject to the lease is known as the C-85 Project located within the EKA Chemicals Plant Site.  The leased equipment includes the building, foundation, electrical and service hookups, structures, cladding, and all equipment, production or otherwise, located with the building.

Investment: In September 1998, ICON Cash Flow Partners L.P. Seven purchased a 50% interest in the equipment and the lease for $2,805,919.  (ICON Cash Flow Partners, L.P. Six and L.P. Series E each own a 25% interest). As of December 31, 2004, ICON Cash Flow Partners L.P. Seven will have received $4,145,117 on this investment.  At the end of the original lease term in January of 2001, the lessee entered into a forty-eight month lease extension with a dollar purchase option at the end of the extended term.

Expected Future Proceeds from Investment: $745,000

$2,800,000 Investment in Equipment on Lease to World Airways, Inc.

The Lessee: World Airways' philosophy is that its airline is your airline—for the price of a lease. The company provides long-range wide-body passenger and cargo air transport on an outsource basis. Customers include personnel and cargo transport for the US Air Force (more than 70% of sales), Garuda Indonesia, and Renaissance Cruises (flights to Athens and Istanbul from New York City). The company's fleet comprises 16 McDonnell Douglas aircraft, and it has four more on order. World Airways offers both full-service outsourcing and wet leasing, in which it supplies crew, aircraft, maintenance, and insurance but the client assumes fuel and other costs.  (Source: Hoover’s Online)

The Equipment: One 1976-built DC-10-30 aircraft equipped with CF6-50C2 engines

Investment: In December 1996, ICON Cash Flow Partners L.P. Seven purchased 99% ownership of and a 50% interest in the aircraft for $2,800,000. (Aviation Investor, Inc. has the other 50% interest.)  At the time the Fund made the investment, the aircraft was on lease to Continental Airlines.  Continental Airlines, with the consent of ICON, sub-leased the aircraft to World Airways.  During the original lease term, Fund Seven received a free cash piece of $23,333 a month with the balance of the lease payment applied to debt service.  All debt relating to the aircraft was paid off in March 2003.  At the expiration of the original lease term with Continental Airlines, the Fund leased the aircraft directly to World Airways for a term of 8 months.  In December of 2003, World Airways extended the lease for an additional 12 months. In December 2004, World Airways agreed to extend the lease through May 2005. Subsequently, World Airways agreed to an extension through September 2006. The Fund’s share of monthly rent is approximately $29,000. As of December 31, 2004, the Fund has received $2,451,845 on this investment.

Expected Future Proceeds from Investment: $1,109,000-$3,109,000, including rent.

$1,737,500 Investment in Equipment on Lease to Continental Airlines, Inc.

The Lessee: Continental Airlines, the fifth largest US carrier(trailing United, American, Delta, and Northwest) serves about 130 U.S. cities and more than 100 international cities. Continental has hubs in Cleveland, Houston, and Newark, New Jersey. Continental Micronesia serves the western Pacific from Guam, and regional carrier Continental Express serves about 100 US cities. Continental code-shares to overseas destinations with airlines such as Air France, Alitalia, and Virgin Atlantic. In the wake of terrorist attacks in 2001, the airline pared down flights and reduced its workforce by 21%. The airline offers 2,300 daily flights and Continental Express offers more than 1,000 daily departures. (Source: Hoover’s Online)

The Equipment: Three 1985- built B737-300 aircraft equipped with CFM56-3B1 engines

Investment: On July 31, 1997, ICON Cash Flow Partners L.P. Seven acquired an option to purchase three Boeing 737 aircraft leased to Continental Airlines subject to individual leases.  Fund Seven paid $412,500 per aircraft for an aggregate purchase price of $1,237,500.  In addition, Fund Seven assumed debt in the amount of $3,612,092 at an interest of 8.5% per annum that matured on November 27, 2003.  The strike price for each aircraft at maturity was $5,375,000.  Prior to the aircraft leases expiring, Continental expressed a desire to extend each of the leases for two years.  Due to market conditions and in order to accommodate the lease extensions, it was in the best interest of Fund Seven to restructure the option agreement. Fund Seven agreed to restructure the debt with a new maturity date of November 27, 2006.  As a result of the restructuring, Fund Seven was required to prepay $500,000 of interest that would accrue on the debt and the option to purchase the aircraft would be converted into an interest in the residual.

Expected Future Proceeds from Investment: ($1,800,000)-$2,000,000

Outlook: The so-called "Current Generation" Boeing narrowbody aircraft, including the 737-300's, were amongst those whose values were initially hardest hit by the tragic events of September 11, 2001. The current market remains volatile, and the industry is currently on the downside of a business cycle. We are optimistic that the industry will turn around within the next two to three years. The three 1985 vintage Boeing aircraft each have approximately 15 years of useful life remaining, are Stage III compliant, and are widely used in the market. We anticipate Continental Airlines, Inc. will either renew the current leases, as they did in 2003, or agree to a favorable buyout when the current leases expire. Therefore, based upon the discounted future rental income stream over the remaining useful life of these aircraft, we have determined that there is no impairment of these aircraft at September 30, 2004. As for the related recourse obligation, we prepaid $500,000 in interest during 2003 and are not required to commence interest only payments until December 31, 2005. We remain hopeful that when these aircraft are sold the recourse obligations will be repaid from the proceeds. We believe that it is possible for the sale to occur prior to the maturity date of the recourse debt, November 27, 2006.

To summarize, the following chart depicts the net position of the Fund at year end.

Expected Future Proceeds from Assets
Lessee	Low	High
Rowan	20,000,000	40,000,000
Sabena Technics	2,000,000	3,000,000
Seacor	150,000	600,000
World Airways, Inc.	1,100,000	3,100,000
Continental Airlines, Inc.	(1,800,000)	2,000,000
EKA Chemicals, Inc.	$745,000	$745,000
Total Proceeds Expected	$22,045,000.00	$48,845,000.00
Liabilities at December 31, 2004
Approximate Balance of Line of Credit Borrowing	2,400,000	2,400,000

Total Proceeds Expected Less Liabilities	$19,645,000.00	$46,445,000.00

Approximate No. of Units Outstanding at 12/31/04	987,500	987,500

Estimated Net Value Per Unit	$19.90	$47.03

Conclusion

At the end of 2003 we reported the following to you: “The near term outlook is that the Fund’s borrowing under its line of credit will be repaid before distributions are made to partners. With this in mind, the timing of future distributions cannot be forecast with any accuracy. Once the borrowing is repaid, cash flow from asset rentals and sales will be available for distribution. It will take a significant asset sale for distributions to resume, and we are looking for such opportunities. The markets for these asset classes remain poor and as a result there may not be distributions in 2004.” Today, substantial progress has been made in reducing the Fund’s borrowings to only $2,422,992 at year end (as opposed to over $6,500,000 at year end 2003) which paves the way for there to hopefully be some distribution activity during 2005.

While progress has been made in reducing borrowings, our hopes for material value from some of those large assets most affected by September 11, 2001 continues to be wishful thinking. In fact, as we have feared and publicized, commercial aircraft owned by the Fund prior to September 11, 2001 will probably not recover in value before they are scheduled to be liquidated, nor will the Fund’s substantial investment in offshore supply vessels (the demand for which never recovered after September 11 in spite of a favorable oil price environment). As a consequence, the Fund today has one asset that really matters, its investment in the Rowan Halifax.

With that in mind, and in acknowledgment of the likely desire of Fund investors to achieve liquidation in a timely manner, we have turned our attention again to liquidating this asset. In prior years we have found it difficult to sell the asset for its full value given the understandable desire of any buyer to earn a return on their investment combined with uncertainty about future oil prices. At the same time, 2004 has proven to be a year of extraordinary oil prices in spite of the recent pullback. Possible buyers for this offshore rig include other financial investors as well as strategic buyers such as Rowan itself or other multinational energy companies. There can be no assurance that this initiative will be successful, but we hope to be able to report a transaction during 2005 and hope to be able to come close to wrapping up the material affairs of the Fund in the year ahead. While we cannot report to you that the Fund has lived up to our expectations because of the events of September 11, 2001, its ownership of at least one remaining extraordinary asset helps us maintain a guardedly optimistic outlook that we will have a successful asset sale or renewal in the near future.

As always, we are happy to answer any additional questions that you may have. Please reach us at the following numbers: Investors: 800-343-3736; Registered Representatives: 800-435-5697.

Appendix A

A year ago we presented you with the following table to help you understand where and why the Fund has following well short of its earlier potential. As you recall, the total size of the Fund was $100,000,000 of original capital contributions. Inasmuch as the pre- vs. post- September 11, 2001 table shows four assets with a collective change in value of $60-70 million,

	Future Value Appraisals when Acquired before Sept. 11, 2001	Current Future Values	Midpoint Change in Value: Before Sept. 11 vs. After
Federal Express	$28+ million	$10-11 million	-63%
World Airways DC10	$10 million	$1-4 million	-75%
Continental 737s	$12 million each (3)	$3-5 million each	-67%
SEACOR Marine	$4-5 million each (8)	$2-3 million each	-50%
TOTAL	$106-114 million	$36-$54 million	-59%